Exhibit 99.1

Chelsea Therapeutics to Raise $48.9 Million in Registered Direct Offering

Charlotte, NC, November 2, 2007 – Chelsea Therapeutics International, Ltd. (NASDAQ: CHTP) announced that it has entered into definitive securities purchase agreements with several institutional and accredited investors to raise approximately $48.9 million in a registered direct offering, before placement agent fees and offering expenses. At closing, Chelsea will issue approximately 7.4 million shares of its common stock at $6.62 per share. The financing is expected to close on or about November 7, 2007, subject to customary closing conditions.

Ridgeback Capital Management, LLC was the lead investor in this financing which also included significant participation from a number of other new and existing healthcare investors. Chelsea intends to use the proceeds from this financing to fund the continued clinical development of CH-1504 including Phase II trials in rheumatoid arthritis, initiation of pivotal Phase III trials of Droxidopa in neurogenic orthostatic hypotension, expansion of its Droxidopa clinical program into other indications, and general working capital.

Leerink Swann LLC served as lead placement agent with Oppenheimer & Co. Inc. and Punk Ziegel & Company serving as co-placement agents in this transaction. The shares are being offered pursuant to Chelsea’s effective shelf registration statement previously filed with the Securities and Exchange Commission. Additional information and details with respect to the offering will be included in a final prospectus and related prospectus that will be filed with the Commission prior to closing and may be obtained from the Commission’s website at www.sec.gov. This press release does not constitute an offer to sell, nor is it a solicitation of an offer to buy, any securities.

About Chelsea Therapeutics

Chelsea Therapeutics is a biopharmaceutical development company that acquires and develops innovative products for the treatment of a variety of human diseases. The Company is currently developing a library of metabolically inert antifolate compounds engineered to have potent anti-inflammatory and anti-tumor activity to treat a range of immunological disorders. Early clinical data suggests that Chelsea’s lead antifolate compound, CH-1504, is a safe and effective treatment alternative to methotrexate for RA and may have further applications for psoriasis, IBD and certain cancers. Chelsea’s antifolate program is complemented by a strategic partnership with Active Biotech AB for the joint development of a portfolio of therapeutics targeting immune-mediated inflammatory disorders and transplantation. In addition to its autoimmune pipeline, Chelsea is pursing an Orphan Drug strategy for the development of Droxidopa, an orally active synthetic precursor of norepinephrine, for the treatment of neurogenic orthostatic hypotension. Currently approved and marketed in Japan, Droxidopa has accumulated over 15 years of proven safety and efficacy data, generating annual revenue of approximately $50 million in Japan.

This press release contains forward-looking statements regarding future events. These statements are just predictions and are subject to risks and uncertainties that could cause the actual events or results to differ materially. These risks and uncertainties include reliance on collaborations and licenses, risks and costs of drug development, regulatory approvals, intellectual property risks, our reliance on our lead drug candidate CH-1504, our history of losses and need to raise more money, competition, market acceptance for our products if any are approved for marketing, reliance on key personnel including specifically Dr. Pedder, management of rapid growth, and the need to acquire or develop additional products.

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Chelsea Therapeutics:

Nick Riehle	Kathryn McNeil
Chief Financial Officer	Investor/Media Relations
704-341-1516 x101	718-788-2856